Exhibit 10.65

GENERAL OPERATIONS, MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT

This General Operations, Management and Administrative Services Agreement (this “Agreement”), effective as of December 19, 2017, is entered into by and between All Aboard Florida - Operations LLC, a Delaware limited liability company (“AAF”) and All Aboard Florida Operations Management LLC, a Delaware limited liability company (“Manager”).

RECITALS

WHEREAS, AAF owns, or has contracted for the rights for, the properties to design, develop, acquire, construct, install, equip, own, and operate the “All Aboard Florida” project which consists of an express intercity passenger railway system and related facilities, with stations located initially in West Palm Beach, Fort Lauderdale and Miami, Florida (the “Project”) and the operation and maintenance thereof.

WHEREAS, Manager is experienced, through its officers, employees and affiliates in providing operation and management services in connection with the Project; and

WHEREAS, AAF desires to enter into this Agreement, pursuant to which Manager will provide services to AAF in connection with the Project.

AGREEMENTS

In consideration of the recitals and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Provision of Services. Subject to the terms and conditions hereof, AAF hereby engages Manager to be responsible for the day-to-day management and operations of AAF and to perform (or cause to be performed) such services and activities relating to the assets and operations of AAF as may be appropriate, including, without limitation development services, financial planning, legal, tax, internal auditing, public affairs, real estate, treasury, management, dispatch, personnel, administrative, billing, accounting, marketing, customer relations, product planning, information systems, human resources, and other services specified on Exhibit A attached hereto, with respect to the Project, as hereafter amended or supplemented from time to time by written agreement of the parties hereto (the “Services”), and Manager hereby agrees to provide the Services, during the Term (as hereinafter defined).

2.             Standards and Compliance with Laws.

2.1          Standards and Compliance with Laws. In providing Services hereunder, Manager shall perform its duties and obligations in a professional manner and comply with the industry’s commercial standards and practices with respect to the provision of such services and shall exercise the same level of care that Manager exercises in performing such services on its own behalf. Except as provided for in the immediately foregoing sentence, Manager shall not be required to exercise any greater standard of care in providing such Services. Manager shall apply for, obtain, and maintain all licenses and permits required in connection with the management, operation, maintenance and advertising of the Project, and shall, at AAF’s expense, but in accordance with the Approved Budget (as hereinafter defined), comply in all material respects with applicable laws, ordinances, rules, regulations and requirements of all federal, state and municipal governments, courts, departments, commissions, boards and offices, any national or local board of fire underwriters, any environmental agency, or any other body exercising functions similar to those of any of the foregoing which may be applicable to the Project and its operation. Manager shall, at AAF’s expense and only if in accordance with an Approved Budget or otherwise reimbursable to Manager under this Agreement, promptly remedy any violation of any such law, ordinance, rule, regulation, or order known to Manager to the extent such remedy is in its control and shall promptly notify AAF of any such violation. Manager agrees that during the term of this Agreement it shall (a) cooperate with AAF and (b) use its good faith efforts, skill, judgment, and abilities to supervise and direct the management, operation and maintenance of the Project in accordance with AAF’s requirements and procedures and the Approved Budget.

2.2          Approved Budgets. Manager shall prepare and submit to AAF a proposed business plan which shall include budgets for the remaining portion of the calendar year and each calendar year thereafter. The proposed business plan and budgets for the succeeding years shall be submitted as directed by AAF. AAF will review the proposed budgets and then will consult with the Manager in the ensuing period prior to the commencement of the forthcoming calendar year in order to agree on an approved business plan, operating budget and capital budget (collectively with any approved business plan, operating budget and capital budget, the “Approved Budget”).

3.             Authority.

3.1          General. AAF hereby authorizes Manager to exercise such powers with respect to the Project as are necessary and appropriate to carry out its duties hereunder. Manager shall have no right or authority, expressed or implied, to commit or otherwise obligate AAF in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by AAF. Manager shall have no right or interest in the Project, nor any claim of lien with respect thereto, arising out of this Agreement or the performance of its services hereunder. Manager shall be the agent of AAF solely to perform the duties as set forth in this Agreement.

3.2          Specific Authority. AAF hereby grants to Manager the power and authority to manage and operate the Project; to purchase supplies therefor, to negotiate contracts therefor; to open bank accounts in the name of the Project in accordance with the terms of the Collateral Agency, Intercreditor and Accounts Agreement, dated as of December 1, 2017 by and among AAF, Deutsche Bank National Trust Company, as trustee, Deutsche Bank National Trust Company, as collateral agent (the “Collateral Agent”‘), each of other secured parties from time to time party thereto and Deutsche Bank National Trust Company, as account bank (as such agreement is amended, supplemented or otherwise modified, the “Collateral Agency Agreement”): to pay or cause the Collateral Agent to pay on behalf of AAF all bills and invoices including (without limitation) utility bills, insurance premiums, payments on AAF’s indebtedness, management fees and costs, maintenance costs, costs of janitorial and grounds-keeping services, costs of supplies, routine repairs and other routine operating expenses representing expenses incurred in the operation and maintenance of the Project; provided, however, that Manager shall not make any payments (including payments constituting Annual Compensation (as defined below)) relating to the portion of the Project located outside of Miami-Dade, Broward and Palm Beach Counties, Florida, other than with equity contributions made to AAF and deposited in the Equity Funded Account (as defined in the Collateral Agency Agreement). Manager agrees to secure AAF’s approval for all extraordinary expenditures, not included in the Approved Budget, and except for emergency repairs if such repairs are necessary, in the opinion of Manager, to protect the Project from immediate risk of damage or to maintain services AAF is required to provide.

3.3          Delegation. Manager may delegate any of its duties hereunder through employees, affiliates, agents or independent contractors; provided that Manager shall remain responsible for the selection of such service providers and be liable for the performance of the Services hereunder delegated to such service providers.

4.             Compensation.

4.1          Method of Computation. As compensation for the Services actually rendered by Manager hereunder during each calendar year during the Term, AAF shall pay to Manager the amount payable with respect to such Services, as calculated in accordance with the principles and methodology described on Exhibit B attached hereto, as may be hereafter amended or supplemented from time to time by written agreement of the parties hereto (the “Annual Compensation”).

4.2          Estimated Annual Compensation. The Annual Compensation payable with respect to each calendar year during the Term shall be estimated by agreement of the parties hereto at the beginning of such year by reference to the Services provided hereunder with respect to the previous calendar year during the Term (the “Estimated Annual Compensation”); provided, however, with respect to the first calendar year of the Term, the Estimated Annual Compensation shall be estimated by agreement of the parties hereto based upon the parties’ good faith projections of the Services to be provided hereunder during such year. The Estimated Annual Compensation payable with respect to each such calendar year shall be paid to Manager by AAF ratably over the course of such calendar year on the first business day of each calendar month or as otherwise agreed by AAF and Manager.

4.3          Year-End Adjustment. Within sixty (60) days after the end of each calendar year during the Term, the Annual Compensation actually payable with respect to such calendar year shall be definitively calculated by the parties hereto in accordance with Section 4.1 hereof. In the event the Estimated Annual Compensation paid by AAF with respect to such calendar year exceeded such Annual Compensation, the excess shall be promptly repaid to AAF by Manager. In the event the Estimated Annual Compensation paid by AAF with respect to such calendar year is less than such Annual Compensation, the deficiency shall be promptly paid to Manager by AAF.

5.             Insurance.

5.1          AAF Insurance. Manager, at AAF’s expense, will cause AAF to carry insurance required or requested to be obtained by AAF in connection with the Project. AAF’s commercial liability insurance will include Manager as an additional insured (using ISO form CG 20 11 or substitute providing equivalent or broader coverage). AAF hereby waives all rights of subrogation against Manager with respect to losses payable under such policy(ies).

5.2          Manager’s Insurance. Manager shall obtain and keep in force at AAF’s expense and shall furnish a certificate of insurance to AAF evidencing:

(a)          Worker’s Compensation - statutory limits

(b)          Employers’ Liability - $500,000

(c)          Commercial General Liability - $1,000,000 per occurrence and $2,000,000 aggregate

(d)          Business Auto Liability including hired and non-owned auto coverage - $1,000,000 combined single limit

(e)          Umbrella/Excess - $2,000,000 per occurrence and $2,000,000 aggregate

Such policies and amounts may be hereafter amended or supplemented from time to time by written agreement of the parties hereto. The certificate shall provide that AAF will be given at least thirty (30) days prior written notice of cancellation of the policy. All such policies shall be issued by insurance companies licensed in Florida. Manager hereby waives all rights of subrogation with respect to losses payable under such policies.

5.3          Subcontractor’s Insurance. Manager shall require that all independent contractors involved in the Project have insurance coverage in the amounts and meeting the requirements set by AAF and provided to Manager from time to time.

6.              Indemnification.

6.1          Indemnification by AAF. AAF agrees to indemnify, defend, and hold Manager and its affiliates (other than AAF) and any of their respective officers, directors, employees and agents (each a “Manager Indemnified Person”) harmless to the fullest extent permitted by law from and against any and all liabilities, losses, interest, damages, costs or expenses (including, without limitation, reasonable attorneys’ fees, whether suit is instituted or not, and if instituted, whether incurred at any trial or appellate level or post judgment) threatened or assessed against, levied upon, or collected from, such Manager Indemnified Person, arising out of, from, or in any way related to, the management and operation of the Project or other Services provided in accordance with the terms of this Agreement, including without limitation any and all liabilities, losses, damages, costs or expenses incurred by such Manager Indemnified Person arising out of, from or relating to, any event or occurrence which may have taken place prior to the effective date or subsequent to the term of this Agreement. Notwithstanding the foregoing, AAF shall not be required to indemnify any Manager Indemnified Person with respect to any liability, loss, interest, damages, cost or expense suffered as a result of the gross negligence or willful misconduct of such Manager Indemnified Person. No Manager Indemnified Person shall be liable for any good faith error of judgment or for any mistake of fact or law, or for anything which it may do or refrain from doing in good faith and in pursuance of its duties and activities hereunder, except in cases of its own willful misconduct or its own gross negligence. AAF shall not be required to indemnify any Manager Indemnified Person with respect to any liability, loss, interest, damage, cost or expense to the extent that the same is covered by proceeds received by any Manager Indemnified Person pursuant to insurance maintained by AAF or Manager.

6.2          Indemnification by Manager. Manager agrees to indemnify and hold AAF, its respective officers, directors and employees harmless to the fullest extent permitted by law from and against any and all liabilities, losses, interest, damages, costs or expenses (including without limitation, reasonable attorneys’ fees, whether suit is instituted or not and if instituted, whether incurred at any trial or appellate level or post judgment), threatened or assessed against, levied upon, or collected from, AAF arising from the gross negligence or willful misconduct of any Manager Indemnified Person. Notwithstanding the foregoing, Manager shall not be required to indemnify AAF with respect to any liability, loss, interest, damage, cost or expense to the extent that the same is covered by proceeds of insurance maintained by AAF or Manager. In addition, the maximum liability and obligation of Manager to AAF arising under or in connection with this Agreement, whatever the claim and for any reason, shall be limited to the Fixed Fee (as defined in Exhibit B attached hereto) earned hereunder not to exceed $500,000.

6.3          Notice of Indemnification. A party’s duty to indemnify pursuant to the provision of this Section 6 shall be conditioned upon the giving of notice by such party of any suit or proceeding and upon the indemnifying party being permitted to assume in conjunction with the indemnitor, the defense of any such action, suit or proceeding in accordance with Section 6.4 hereof.

6.4          Third Party Claim Procedure. If a third party (including, without limitation, a governmental organization) asserts a claim against a party to this Agreement and indemnification in respect of such claim is sought under the provisions of this Section 6 by such party against another party to this Agreement, the party seeking indemnification hereunder (the “Indemnified Party”) shall promptly (but in no event later than 10 business days prior to the time in which an answer or other responsive pleading or notice with respect to the claim is required) give written notice to the party against whom indemnification is sought (the “Indemnifying Party”) of such claim. The Indemnifying Party shall have the right at its election to take over the defense or settlement of such claim by giving prompt written notice to the Indemnified Party at least five business days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel or representative of its choosing (subject to the Indemnified Party’s approval of such counsel or representative, which approval shall not be unreasonably withheld), shall be responsible for the expenses of such defense, and shall be bound by the results of its defense or settlement of claim to the extent it produces damage or loss to the Indemnified Party. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have a material and adverse effect on the Indemnified Party may be agreed to without its written consent. So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense. Within 20 business days after the receipt by the Indemnifying Party of written request by the Indemnified Party at any time, the Indemnifying Party shall make financial arrangements reasonably satisfactory to the Indemnified Party, such as the posting of a bond or a letter of credit, to secure the payment of its obligations under this Section 12 in respect of such claim. If the Indemnifying Party does not make such election, or having made such election does not proceed diligently to defend such claim, or does not make the financial arrangements described in the immediately preceding sentence, then the Indemnified Party may, upon three business days’ written notice and at the expense of the Indemnifying Party, take over the defense of and proceed to handle such claim in its exclusive discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. The parties agree to cooperate in defending such third party claims and the defending party shall have access to records, information and personnel in control of the other party or parties which are pertinent to the defense thereof.

6.5          Remedies Cumulative. Except as otherwise provided herein, the rights and remedies expressly provided herein are cumulative and not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. Nothing herein shall be construed to require any of the parties hereto to elect among remedies.

7.              Financial Reporting and Record Keeping.

7.1          Books of Accounts. Manager, in the conduct of its responsibilities to AAF, shall maintain adequate and separate books and records for the Project and such books and records shall be accessible for inspection by representatives of AAF at any time during normal business hours upon reasonable advance written notice. Manager shall comply with AAF’s lender’s requirements as to bank accounts and reporting. Such books and records shall be maintained by Manager at Manager’s office or at such other location as may be mutually agreed upon in writing. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information to nonaffiliated third parties except with the prior written consent of AAF.

7.2          Supporting Documentation. Supporting documentation for all expenditures and financial reports shall be provided by the Manager as requested by AAF.

7.3          Ownership of Books and Records. All books, records, lease and sale information, computer programs provided by AAF, correspondence and property related records are property of AAF and should be considered confidential and proprietary to AAF.

8.             Term of Agreement.

8.1          Term. The term of this Agreement shall commence on the date hereof and shall continue thereafter for a period of ten (10) years, unless earlier terminated as provided hereunder, and shall be automatically extended thereafter for successive five-year periods. The initial ten (10) year term and all additional successive five (5) year terms are collectively referred to hereinafter as the “Term”. Either party may terminate this Agreement without cause upon ninety (90) days’ prior written notice. In addition, in the event of a substantial failure on the part of either party (the “Defaulting Party”) to perform its obligations hereunder (including, without limitation, Manager’s failure to provide Services hereunder that substantially comply with commercially reasonable practices and standards or AAF’s failure to promptly pay to Manager the compensation payable hereunder) and its continuance in such default for a period of sixty (60) days after its receipt of written notice thereof by the other party or parties hereto (the “Non-Defaulting Party”), the Non-Defaulting Party may, in its sole discretion, and notwithstanding any waiver of any prior breach hereof, terminate this Agreement on thirty (30) days’ prior written notice to the Defaulting Party.

8.2          Effect of Termination. Upon termination of this Agreement, Manager shall, as soon as practicable but in no event later than the sixtieth (60th) day after notice of termination is given in accordance with paragraph 8.1:

(a)          surrender and deliver to AAF all funds held by Manager in connection with the Project; and any other monies of AAF in possession of Manager or in any bank account, if any;

(b)          deliver to AAF as received any monies due to AAF under this Agreement but received by Manager after the effective date of such termination;

(c)          deliver to AAF all materials, property, equipment, tools and supplies, keys, contracts and documents relating to the Project which are owned by AAF, and such other accountings, papers, and records as AAF shall request pertaining to the Project;

(d)          assign to AAF, without recourse, all of Manager’s interest, if any, in such existing contracts relating to the operation and maintenance of the Project; provided that AAF shall be responsible for obtaining any necessary third party consents with respect to such assignments; and

(e)          furnish all such information and take all such action as AAF shall reasonably require in order to effectuate an orderly and systematic ending of Manager’s duties and activities hereunder. Within ten (10) days after any such termination, Manager shall deliver to AAF any written reports required hereunder for any period not covered by prior reports at the time of termination. With regard to the originals of all papers and records pertaining to the Project, the possession of which are retained by Manager after termination, Manager shall: (i) make the same available for inspection and reproduction by AAF at reasonable times upon request of AAF and at AAF’s request; (ii) deliver same into AAF’s possession in the event AAF in good faith requires same for use in a legal or quasi-legal proceeding; and (iii) not destroy the same without first offering to deliver the same to AAF.

8.3          Compensation Owed to Manager Upon Termination. Upon termination, all compensation, reimbursements and any other amounts accrued to the date of termination and owed by AAF to Manager shall be paid promptly but in no event later than Manager’s fulfillment of its obligations hereunder. In addition, in the event AAF terminates this Agreement for any reason (including a sale of the Project) other than a termination of Manager for cause, AAF shall pay to Manager a termination fee equal to two (2) months’ management fees if the termination occurs within the first six (6) months of this Agreement.

9.             Miscellaneous.

9.1          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9):

If to AAF:	All Aboard Florida - Operations LLC
2855 S. LeJeune Road, 4th Floor
Coral Gables, Florida 33134
E-mail: Dave.Howard@gobrightline.com
Attention: Dave Howard

With a copy to:

All Aboard Florida - Operations LLC
2855 S. LeJeune Road, 4th Floor
Coral Gables, Florida 33134
E-mail: Myles.Tobin@allaboardflorida.com
Attention: General Counsel

If to Manager:	All Aboard Florida Operations Management LLC
2855 S. LeJeune Road, 4th Floor
Coral Gables, Florida 33134
E-mail: Dave.Howard@gobrightline.com
Attention: Dave Howard

With a copy to:

All Aboard Florida Operations Management LLC
2855 S. LeJeune Road, 4th Floor
Coral Gables, Florida 33134
E-mail: Myles.Tobin@allaboardflorida.com
Attention: General Counsel

9.2           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one and the same instrument.

9.3           Time is of the Essence. All dates and times in this Agreement are of the essence.

9.4           Assignment. Neither party hereto shall assign or otherwise transfer this Agreement or its rights, interests or obligations hereunder to any other person or entity without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, notwithstanding the foregoing, no such consent shall be necessary if such assignment or transfer occurs by operation of law, whether as a result of a merger or otherwise, or as a result of a purchase of all or substantially all of the stock or assets of such party, in which case, the assignee shall be bound under this Agreement and by the terms of such assignment in the same manner as such party is bound under this Agreement.

9.5            Governing Law. The nature, validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the Florida.

9.6           Captions. Captions are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

9.7           Entire Agreement and Amendment. This Agreement constitutes the entire agreement between the parties hereto related to the Services and no modification hereof shall be effective unless made by a supplemental agreement in writing executed by all of the parties hereto.

9.8           No Joint Venture. Manager shall not be deemed to be a partner or a joint venturer with AAF, nor shall Manager have any obligation or liability, in tort or in contract, with respect to the Project, either by virtue of this Agreement or otherwise.

9.9           Severability. If any provision of this Agreement, or the application of such provision to any person or circumstances, shall be held invalid, the remainder of the Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

9.10          Successors. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

9.11          Pronouns. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

9.12          Attorneys’ Fees. If any party commences an action against the other party to interpret or enforce any of the terms of this Agreement or as the result of a breach by the other party of any terms hereof, the losing (or defaulting) party shall pay to the prevailing party all reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, including those incurred in any appellate proceedings, and whether or not the action is prosecuted to a final judgment.

9.13          Further Assurances. Each party agrees to execute and deliver any and all additional instruments and documents and do any and all acts and things as may be necessary or expedient to more fully effectuate this Agreement and carry on the business contemplated hereunder.

9.14          Equitable Remedies. In the event of a breach or threatened breach of this Agreement by any party, the remedy at law in favor of the other party will be inadequate and such other party, in addition to any and all other rights which may be available, shall accordingly have the right of specific performance in the event of any breach, or injunction in the event of any threatened breach of this Agreement by any party.

9.15          Force Majeure. Inability of either party to commence or complete its obligations hereunder by the dates herein required resulting from delays caused by strikes, picketing, acts of God, war, governmental action or inaction, emergencies or other causes beyond either party’s reasonable control which shall have been timely communicated to the other party, shall extend the period for the performance of the obligations for the period equal to the period(s) of any such delay(s).

9.16         Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the parties to this Agreement and no other party (including without limitation, any creditor of AAF or Manager) shall have any right or claim against AAF or Manager by reason of those provisions or be entitled to enforce any of those provisions against AAF or Manager.

9.17          Survival. All covenants, agreements, representations and warranties made herein or otherwise made in writing by any party pursuant hereto shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

9.18          Remedies Cumulative. The rights and remedies given in this Agreement and by law to a non-defaulting party shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a non-defaulting party under the provisions of this Agreement or given to a non-defaulting party by law.

9.19          No Waiver. One or more waivers of the breach of any provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same or any other provision, nor shall any delay or omission by a non-defaulting party to seek a remedy for any breach of this Agreement or to exercise the rights accruing to a non-defaulting party of its remedies and rights with respect to such breach.

9.20          Construction. This Agreement shall be interpreted without regard to any presumption or rule requiring construction against the party causing this Agreement to be drafted.

9.21          Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their duly authorized officers where applicable and sealed as of the date first above written.

AAF:

All Aboard Florida - Operations LLC,
a Delaware limited liability company

By:	/s/ Kolleen Cobb
Name:	Kolleen Cobb
Title:	Vice President

Manager:

All Aboard Florida Operations Management
LLC, a Delaware limited liability company

By:	/s/ Kolleen Cobb
Name:	Kolleen Cobb
Title:	Vice President

Signature Page to Management Agreement